Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the Amended and Restated 2004 Stock Incentive Plan of Greenlight Capital Re, Ltd. and in the related Prospectus of our report dated February 27, 2019, with respect to the financial statements (not presented separately herein) of Solasglas Investments, LP (an equity method investee of Greenlight Capital Re, Ltd.), included in its Annual Report Form 10-K/A (Amendment No. 1) filing for the period from September 1, 2018 (commencement of operations) to December 31, 2018.

/s/ Ernst & Young Ltd.
Grand Cayman, Cayman Islands
May 3, 2019